Exhibit 21.1

LIST OF SUBSIDIARIES

General Environmental Management, Inc., a Delaware Corporation

General Environmental Management of Rancho Cordova LLC, a California Limited Liability Company

GEM Mobile Treatment Services, Inc., a California Corporation